Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of March 7, 2006, by and between Inforte Corp., (Hereinafter referred to as “Employer” or “Inforte”), of 500 N. Dearborn, Suite 1200, Chicago, IL 60610 and Stephen Mack (“Employee”), of 656 W. Willow, Chicago, IL 60614.

RECITALS

A.	Employer is engaged in the business of providing strategy, process and computerized information system services, including systems planning, design, programming and implementation.

B.	Employer desires to employ Employee and Employee is willing to be employed by Employer, in accordance with the terms and conditions of this Agreement.

Therefore, the parties agree as follows:

1.

EMPLOYMENT. Employer shall employ Employee as President and Chief Executive Officer to provide strategy, process and computerized information system services to Inforte and its clients. Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of Employer and Employer’s supervisory personnel. Employee shall also perform (i) such other duties as are customarily performed by an Employee in a similar position and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by Employer.

2.

BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee’s ability, experience, and talents, all of the duties that may be required by the terms of this Agreement, to the satisfaction of Employer. Such duties shall be provided at Chicago, IL and at such other place(s) as the needs, business, or opportunities of Employer may require from time to time.

3.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee an annual salary of $250,000, payable in semi-monthly installments on the fifteenth day and last day of each month. Employee will also receive a one-time bonus payment (calculated based on Employee’s annual salary) for services provided to Inforte from January 27, 2006 through March 6, 2006. In addition, Employer will provide Employee with a $700 per month benefit allowance, which will be paid through payroll each month and will be taxable. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Employee has not yet been paid.

4.

REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. Employer will reimburse Employee for “out-of-pocket” travel expenses incurred in the ordinary course of Employer’s business, in accordance with Employer’s policies in effect from time to time.

5.

VACATION. In accordance with the attached U.S. Executive and Sales Vacation Policy, Employee will not accrue vacation time, but will be eligible to take as much or as little time off as is consistent with the performance of the duties of his/her position. It is assumed that Employee will prioritize client and company business needs when planning vacation time. As vacation time will not accrue, Employee will not receive a “pay-out” for estimated unused vacation time at year-end or upon separation from the company.

6.	SICK LEAVE. Employee shall be entitled to paid time due to illness in accordance with Employer’s sick leave policies in effect from time to time.

7.	HOLIDAYS. Employee shall be entitled to the following holidays with pay during each calendar year:

	•	New Year’s Day
	•	Memorial Day
	•	Independence Day
	•	Labor Day
	•	Thanksgiving Day
	•	Day after Thanksgiving
	•	Christmas Eve
	•	Christmas Day

8.	OTHER BENEFITS. Employee shall be entitled to insurance benefits, including:

	•	health insurance
	•	dental insurance
	•	vision insurance
	•	prescription drug insurance
	•	disability insurance
	•	life insurance

in each case as such benefits are provided in accordance with Employer’s policies in effect from time to time. All coverage begins on Employee’s start date.

For information on Inforte’s compliance with the Health Insurance Portability and Accountability Act of 1996 (HIPPA), the Inforte HIPPA Privacy Rules and Compliance Policy and Inforte Notice of Privacy Practices may be viewed on or after Employee’s start date on Inforte’s company intranet (ICE) at https://ice.inforte.com/gm/folder-1.11.2878.

9.	In addition, Employee shall be eligible for the following:

		a)	Annual salary review, based on Employee’s contributions and Company’s performance, as determined at Employer’s sole discretion.

b)

To participate in the Inforte Corp. 401(k) Plan. Inforte Corp. offers a 401(k) Plan with Alerus Financial. Employee may begin participation in the plan on the first day of the quarter immediately following his/her start date. Employee will receive detailed information regarding the plan offerings and enrollment materials during each company-wide open enrollment period. Terms and conditions of participation in the plan are subject to change and will be determined by the then current Inforte Corp. 401(k) Plan documents. Please refer to the attached “Plan Highlights of the Inforte Corp. 401(k) Plan” for more information. On or after Employee’s start date, the Summary Plan Description and the Summary of Material Modifications of the Inforte Corp. 401(K) Plan may be viewed on Inforte’s company intranet (ICE) at https://ice.inforte.com/gm/document-1.9.89805.

10.	CONFIDENTIALITY AND NON-COMPETITION.

a)

Employee recognizes that confidential information concerning the business or affairs of Employer (including, but not limited to, customer lists, customer information know-how, technologies, services, marketing, plans, strategies, costs, profits, sales and capitalization) is a valuable asset of Employer and that unauthorized disclosure or use of any such confidential information that Employee may obtain in the course of employment would inflict irreparable harm to Employer. Employee, therefore, agree that, during the term of his employment with Employer and thereafter, he will not disclose or use, or authorize anyone else to disclose or use, any such confidential information without the prior written consent of Employer.

b)

During the term of his employment, Employee will not, directly or indirectly, engage in or be connected with (as an officer, director, partner, owner, Employee, creditor or otherwise) any business that competes with or is similar to Employer.

c)

For a period of one year following the termination of his employment, for whatever reason, Employee will not: (a) directly or indirectly, solicit business from, offer to provide services to, or do business with, any (i) customer to whom Employer has provided services on the date of termination of his employment or at any time during the immediately preceding twelve-month period, or (ii) any potential customer of Inforte, defined as any company which Inforte has delivered a proposal to in the immediately preceding twelve month period prior to Employees’ termination of employment; or (b) attempt, either directly or indirectly, to induce or influence any other Employee of Employer to leave the Employer’s employ.

d)

If any legal action or other proceeding is brought by Employer for enforcement of this Section 10, Employer, if it is the prevailing party, shall be entitled to recover from Employee its reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other legal or equitable relief to which it may be entitled. Consistent with the foregoing Employee agrees that Employer will have the right to obtain immediate injunctive or other equitable relief to enforce the obligations under this Section 10.

	e)	If Employee leaves Inforte, for whatever reason, Employee agrees to repay to Employer any training and certification bonuses received in the six months prior to departure.

	f)	If Employee leaves Inforte, for whatever reason, prior to completing one year of service, Employee agrees to repay to Employer any signing bonus received in full.

	g)	The provisions of this Section 10 shall survive the termination of this Agreement.

11.

TERM/TERMINATION. Employee’s employment under this Agreement shall be at-will and may be terminated with or without cause by either party upon 14 days’ (two-week) written notice. This at-will employment relationship is the full and final agreement regarding the nature of employment with the company, it supersedes all existing policies and practices, and it may not be amended or waived except in a written document signed by the Vice President of Human Resources of Inforte. No other employee, including any officer, manager or supervisor, has authority to enter into any agreement with Employee for employment for a specified period of time or to make any agreement for employment other than at-will.

If Employee is in violation of this Agreement, Employer may terminate employment without notice and with compensation to Employee only to the date of such termination. Inforte and Employee further agree that in the event that Employee breaches the two-week notice provision contained in this Agreement, it would be impracticable or extremely difficult to fix the actual damages resulting from said breach. Therefore, should Employee breach the notice provision, Employee agrees to pay, as liquidated damages and not as a penalty, the sum of Five Thousand Dollars ($5,000.00) to Inforte, which sum represents a reasonable endeavor by Inforte and Employee to estimate fair compensation for the foreseeable losses that might result from such breach. Inforte and Employee further agree that in any action Inforte brings to recover such liquidated damages, it [or the prevailing party] will be entitled to recover its attorneys’ fees, if any.

12.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:

Employer:
Inforte Corp.
500 N. Dearborn, Suite 1200
Chicago, IL 60610
Attention: Human Resources Coordinator

Employee:
Stephen Mack
656 W. Willow
Chicago, IL 60614

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

13.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether written or oral. This Agreement supersedes any prior written or oral agreements between the parties.

14.	AMENDMENT. This Agreement may be modified or amended only in writing signed by both parties.

15.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

16.

WAIVER OR CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17.	ASSIGNMENT. Inforte may assign this Agreement to any of its subsidiaries, affiliates, or successors in business which agrees to be bound by all the terms and conditions of this Agreement.

18.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Illinois.

EMPLOYER:
INFORTE CORPORATION

By:	/s/ Ronald J. Scheuman

Name:	Ronald J. Scheuman
Title:	VP of Operations and Human Resources
Date:	March, 26, 2006

EMPLOYEE

By:	/s/ Stephen Mack

Name:	Stephen Mack
Date:	March, 24, 2006

In witness whereof, the parties have executed this Agreement as of the date first above written.

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